Exhibit 99.1

Hawthorn Bancshares Reports Results for First Quarter 2021

First Quarter 2021 Results

●	Net income of $5.8 million, or $0.92 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.62%
●	Return on average assets and equity of 1.38% and 18.03%, respectively
●	Closed over $40 million in SBA Paycheck Protection Program Loans ("PPP")

Jefferson City, MO — April 28, 2021 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $5.8 million for the first quarter 2021, an increase of $0.6 million compared to the linked fourth quarter 2020 (“linked quarter”) and an increase of $5.0 million from the first quarter 2020 (the “prior year quarter”). Earnings per diluted share (“EPS”) was $0.92 for the first quarter 2021 compared to $0.80 and $0.13 for the linked quarter and prior year quarter, respectively. Net income and EPS for the current quarter increased from the linked quarter due to higher net interest income in addition to lower provision expense, partially offset by a decrease in non-interest income, described in more detail below.

Chairman David T. Turner commented, “In the first quarter of the new year we continued to build momentum as we have done consistently in recent quarters impacted by the pandemic. While the pandemic is still influencing our focus and operations, we are more confident in our ability to anticipate and deliver banking services to address the needs of our borrowers and customers. While in some instances traditional loan demand has been reduced, we have been extremely successful in closing over $40 million in PPP Round 2 loans during the first quarter, and this is in addition to over $88 million of PPP lending we accomplished during Round 1 in year 2020. Approximately 78% of the PPP Round 1 loans were forgiven by the end of the first quarter. Our bankers have continued to adapt and respond very well.”

Turner continued, “Despite these unprecedented and challenging times, we continue to deliver strong financial results. In the first quarter we earned $5.8 million in net income, which translates into $0.92 per share, and an ROA and ROE of 1.38% and 18.03%, respectively. This level of earnings is an increase of $0.6 million as compared to the previous quarter, and an increase of $5.0 million compared to first quarter of 2020. We are continuing to see quarter-over-quarter growth in net interest income, which has been positively impacted by the recognition of fee income as PPP loans have been forgiven. Our overall asset quality remains very strong. We continue to closely monitor our portfolio of non-performing loans which we saw spike last year as a result of the pandemic.

We remain very excited about the future.”

Highlights

●	Earnings – Net income in the first quarter 2021 was $5.8 million and EPS was $0.92. Pre-tax pre-provision income (“PTPP”) of $7.2 million for the first quarter increased $0.5 million, or 7%, from the linked quarter, and increased $2.9 million, or 66%, from the prior year quarter.

●	Net interest income and net interest margin – Net interest income of $14.4 million for the first quarter 2021, increased $0.8 million from the linked quarter, and increased $1.9 million from the prior year quarter. Contributing to the year-over-year increase in net interest income was the recognition of $1.4 million of PPP loan-related fees during the current quarter. Net interest margin, on a FTE basis, was 3.62% for the first quarter 2021, an increase from 3.40% for the linked quarter, and an increase from 3.55% for the prior year quarter.
●	Loans – Loans held for investment totaled $1.3 billion as of March 31, 2021, a decrease of $10.8 million, or 0.8%, as compared to the end of the linked quarter. Year-over-year, loans grew $95.7 million, or 8.1%, from $1.2 billion as of March 31, 2020. Year-over-year growth in loans was primarily due to an increase in commercial loans for customers who participated in the PPP.
●	Asset quality – Non-performing loans totaled $34.2 million at March 31, 2021, a decrease of $0.4 million from $34.6 million at the end of the linked quarter. The allowance for loan losses to total loans was 1.44% at March 31, 2021, compared to 1.41% at December 31, 2020 and 1.33% at March 31, 2020.
●	Deposits – Total deposits increased by $10.4 million, or 0.8%, equal to $1.4 billion as of March 31, 2021 as compared to the end of the linked quarter. Year-over-year deposits grew $214.4 million, or 18.2%, from $1.2 billion as of March 31, 2020. Growth in deposits over prior year quarter was positively impacted in part by customers who deposited both economic impact payments and PPP loan proceeds into demand deposit accounts, in addition to an increase in interest bearing deposits.
●	Capital – Total shareholder’s equity was $130.7 million and the tangible common equity to tangible assets ratio was 7.55% at March 31, 2021 as compared to 7.53% and 7.64% from the end of the linked quarter and prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 10.22% and a total risk-based capital ratio of 14.80%.

The Company's 2019 Repurchase Plan authorized the purchase of up to $4.2 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. During the three months ended March 31, 2021 the Company repurchased 117,632 shares at an average cost of $18.26 per share totaling $2.1 million. As of March 31, 2021, $1.9 million remained for share repurchase pursuant to that authorization.

During the current quarter, the Company’s Board of Directors approved a quarterly cash dividend of $0.13 per common share, payable April 1, 2021 to shareholders of record at the close of business on March 15, 2021.

Net Interest Income and Net Interest Margin

Net interest income of $14.4 million for the first quarter 2021, increased $0.8 million from the linked quarter, and increased $1.9 million from the first quarter 2020. Net interest margin, on a FTE basis, was 3.62% for the first quarter 2021, compared to 3.40% for the linked quarter, and 3.55% for the first quarter of 2020.

Loans

Loans held for investment decreased by $10.8 million, or 0.8%, to $1.3 billion as of March 31, 2021 as compared to the end of the linked quarter. Year-over-year loans grew $95.7 million, or 8.1%. Although $40.2 million in loans closed during the current quarter related to PPP Round 2, $48.0 million in loans were forgiven related to PPP Round 1, which resulted in a quarter-over-quarter reduction in loans. Growth in loans over the prior year quarter was primarily due to an increase in commercial loans for customers who participated in the PPP.

The yield earned on average loans held for investment was 4.81%, on a FTE basis, for the first quarter 2021, compared to 4.53% for the linked quarter and 5.01% for the prior year quarter.

As provided for by the CARES Act, the Company has offered payment modifications to borrowers. Disaster relief payment modifications granted to-date total $290.9 million. At March 31, 2021, $72.8 million, or 5.7% of total loans remained in some form of a modification, as compared to $86.7 million, or 6.7% of total loans at December 31, 2020. These loan modifications at March 31, 2021 include $28.1 million, or 38.5% on interest only, $39.6 million or 54.5% on full deferral, and $5.1 million or 7.0% with extended amortization. (See table below titled Total Remaining Loan Modifications under the CARES Act by NAICS Code.)

Asset Quality

Non-performing loans totaled $34.2 million at March 31, 2021, a decrease of $0.4 million from $34.6 million at the end of the linked quarter. Non-performing loans to total loans was 2.68% at March 31, 2021, and 2.69% and 0.68% at the end of the linked quarter and prior year quarter, respectively. The increase in non-performing loans as compared to the prior year quarter was primarily due to placing on non-accrual in the linked quarter several significant loans previously modified in accordance with the CARES Act passed by Congress in 2020.

At March 31, 2021, $5.1 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $36.6 million, compared to $5.1 million of the Company's allowance for loan losses allocated to impaired loans totaling $37.3 million at the end of the linked quarter. At March 31, 2021 management determined that $12.6 million, or 34%, of total impaired loans required no reserve allocation compared to $11.9 million, or 32% of total impaired loans at the end of the linked quarter, primarily due to adequate collateral values.

In the first quarter 2021, the Company had net loan recovery of $248,000 compared to net loan charge-offs of $51,000 in the linked quarter, and $84,000 of net loan charge-offs in the prior year quarter. The Company recorded no provision for loan losses for the first quarter 2021 compared to $0.4 million for the linked quarter and $3.3 million for the prior year quarter. The large provision expense in the first quarter 2020 was in response to the COVID-19 pandemic.

The allowance for loan losses at March 31, 2021 was $18.4 million, or 1.44% of outstanding loans, and 53.6% of non-performing loans. At December 31, 2020, the allowance for loan losses was $18.1 million, or 1.41% of outstanding loans, and 52.4% of non-performing loans. At March 31, 2020, the allowance for loan losses was $15.7 million, or 1.33% of outstanding loans, and 194.7% of non-performing loans. The allowance for loan losses at March 31, 2021 represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of that date.

Deposits

Total deposits at March 31, 2021 were $1.4 billion, an increase of $10.4 million, or 0.8%, from December 31, 2020, and an increase of $214.4 million, or 18.2%, from the end of the prior year quarter.

Core deposits were $1.3 billion at March 31, 2021, an increase of $269.2 million, or 26.4%, from March 31, 2020. Growth in year-over-year core deposits is indicative of the higher savings rate customers have chosen in response to pandemic conditions.

Noninterest Income

For the quarter-ended March 31, 2021, total noninterest income was $4.4 million, a decrease of $0.3 million, or 5.3%, from the linked quarter, and an increase of $2.2 million, or 93.9%, from the prior year quarter. These changes were primarily due to the decrease in the gain on sale of real estate mortgages in the current quarter compared to the linked quarter, and the substantial increase in gain on sale of real estate mortgages from the prior year quarter.

Noninterest Expense

For the quarter-ended March 31, 2021 total noninterest expense was $11.7 million, an increase of $0.1 million, or 0.6%, from the linked quarter, and an increase of $1.2 million, or 11.1% from the prior year quarter. The increase in noninterest expense in the current quarter as compared to the prior year quarter is primarily due to the increased costs for payroll and benefits resulting from hiring additional personnel for the mortgage lending group. The first quarter 2021 efficiency ratio was 61.86% compared to 63.49% and 70.8% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the first quarter 2021, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.80%; tier 1 capital to risk-weighted assets 13.21%; tier 1 leverage 10.22% and tangible common equity to tangible assets 7.55%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2021	2020	2020
Total interest income	$16,102	$15,498	$15,808
Total interest expense	1,712	1,942	3,282
Net interest income	14,390	13,556	12,526
Provision for loan losses	—	400	3,300
Noninterest income	4,443	4,693	2,291
Investment securities gains, net	14	43	(1)
Noninterest expense	11,651	11,586	10,491
Pre-tax income	7,196	6,306	1,025
Income taxes	1,357	1,123	157
Net income	$5,839	$5,183	$868
Earnings per share:
Basic:	$0.92	$0.80	$0.13
Diluted:	$0.92	$0.80	$0.13

	March 31,	December 31,	March 31,
Key financial ratios:	2021	2020	2020
Return on average assets (YTD)	1.38%	0.88%	0.23%
Return on average common equity (YTD)	18.03%	11.74%	2.97%

Asset Quality Ratios
Allowance for loan losses to total loans	1.44%	1.41%	1.33%
Non-performing loans to total loans (a)	2.68%	2.69%	0.68%
Non-performing assets to loans (a)	3.63%	3.64%	1.76%
Non-performing assets to assets (a)	2.68%	2.70%	1.36%
Performing TDRs to loans	0.19%	0.22%	0.22%
Allowance for loan losses to
non-performing loans (a)	53.64%	52.39%	194.68%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.64%	7.48%	7.80%
Period-end stockholders' equity to period-end assets (YTD)	7.55%	7.53%	7.64%
Total risk-based capital ratio	14.80%	14.97%	14.80%
Tier 1 risk-based capital ratio	13.21%	13.37%	12.81%
Common equity Tier 1 capital	9.93%	10.00%	9.64%
Tier 1 leverage ratio	10.22%	10.19%	10.43%
(a)	Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	March 31,	December 31,	March 31,
Balance sheet information:	2021	2020	2020
Total assets	$1,731,924	$1,733,731	$1,526,498
Loans held for investment	1,276,185	1,286,967	1,180,522
Allowance for loan losses	(18,361)	(18,113)	(15,693)
Loans held for sale	6,308	5,099	4,286
Investment securities	244,330	204,383	205,345
Deposits	1,393,982	1,383,606	1,179,571
Total stockholders’ equity	130,708	130,589	116,670

Book value per share	$20.54	$20.12	$17.92
Market price per share	$21.29	$21.90	$17.64
Net interest spread (FTE) (YTD)	3.44%	3.25%	3.28%
Net interest margin (FTE) (YTD)	3.62%	3.48%	3.55%
Net interest spread (FTE) (QTR)	3.44%	3.21%	3.28%
Net interest margin (FTE) (QTR)	3.62%	3.40%	3.55%
Efficiency ratio (YTD)	61.86%	65.82%	70.80%
Efficiency ratio (QTR)	61.86%	63.49%	70.80%

LOAN MODIFICATIONS

(unaudited)

$000, except per share data

	Total Remaining Loan Modifications under the CARES Act by NAICS Code as of March 31, 2021
		% of		% of		% of
		Total Remaining	Full	Total Remaining		Total Remaining
	Interest	Loan	Deferral	Loan	Extended	Loan
Industry Category	Only	Modifications	(1)	Modifications	Amortizations	Modifications	Totals
Real Estate and Rental and Leasing	$4,521	6.2%	$5,790	8.0%	$499	0.7%	$10,810
Accommodations and Food Services	10,590	14.5	29,007	39.8	4,592	6.3	44,189
Construction	144	0.2	—	—	—	—	144
Lands and lots	1,553	2.1	—	—	—	—	1,553
Cinemas	1,086	1.5	4,691	6.4	—	—	5,777
Arts, Entertainment, Recreation	10,164	14.0	—	—	—	—	10,164
Non-NAICS (Consumer)	—	0.0	161	0.3	—	—	161
Total modifications	$28,058	38.5%	$39,649	54.5%	$5,091	7.0%	$72,798

Remaining loan modifications under the CARES Act as a percent of the total loan portfolio 5.7%

Total loan modifications under the CARES Act to date $290,884

Total loan modifications under the CARES Act to date as a percent of the total loan portfolio 22.8%

(1)	Of the $39.6 million loan modifications on full deferral, $29.3 million, or 40.3% of the total remaining loan modifications, were determined to be on nonaccrual status as of March 31, 2021.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.